Exhibit 10.1

AMENDMENT dated as of June 30, 2014 between HONDA CANADA FINANCE INC., a Canada corporation (the “Borrower”) and CANADIAN IMPERIAL BANK OF COMMERCE, as administrative agent, for and on behalf of the Banks party to the Credit Agreement (as defined below) (the “Administrative Agent”).

WHEREAS, the Borrower, the Banks, the Administrative Agent, and the other Agents party thereto are party to a second amended and restated credit agreement dated as of March 24, 2014 (the “Credit Agreement”);

WHEREAS, pursuant to Section 2.10 of the Credit Agreement, the Borrower may request that the Tranche A Commitments of certain of the Banks be increased by an aggregate amount of $300,000,000 effective on or before July 1, 2014; and

WHEREAS the Borrower has requested such increase in the Tranche A Commitments to be effective on the date hereof, and Exhibit “H” of the Credit Agreement requires amendment in order to reflect such increase.

NOW THEREFORE IT IS AGREED:

Section 1	Defined Terms.

Capitalized terms used in this Amendment and not otherwise defined have the meanings specified in the Credit Agreement.

Section 3	Replacement of Exhibit “H” of the Credit Agreement.

Exhibit “H” of the Credit Agreement is hereby deleted and replaced with the Exhibit “H” attached hereto.

Section 4	Representations and Warranties.

To induce the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Banks as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)	The Borrower is duly organized and validly existing as a corporation under the laws of Canada;

(b)	The execution, delivery and performance of this Amendment has been duly authorized by the Borrower by all necessary corporation action. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law;

(c)

The execution, delivery and performance of this Amendment by the Borrower and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which the Borrower is a party or by which it is bound; nor result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument; nor violate any law or, to the best of its knowledge, any order, rule or regulation applicable to the Borrower of any Governmental Authority having jurisdiction over the Borrower or its properties; which breach, default, conflict, Lien or violation would have a Material Adverse Effect; and

(d)	The Credit Agreement, as amended pursuant hereto, remains in full force and effect, unamended, and is enforceable against the Borrower in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

Section 5	Reference to and Effect on the Credit Agreement.

Upon this Amendment becoming effective, each reference in the Credit Agreement to “this Agreement” and each reference to the Credit Agreement in the other Credit Documents and any and all other agreements, documents and instruments delivered by any of the Banks, the Administrative Agent, the Credit Parties or any other Person shall mean and be a reference to the Credit Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect.

Section 6	Costs and Expenses.

The Borrower agrees to reimburse the Administrative Agent and the Banks for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel to the Administrative Agent, in connection with this Amendment and the other documents executed in connection herewith.

Section 7	Effectiveness.

This Amendment shall become effective upon the following conditions precedent being satisfied:

(a)	duly executed signature pages for this Amendment signed by the Borrower and the Administrative Agent shall have been delivered to the Administrative Agent;

(b)

(i) (A) no Default shall have occurred and be continuing or will result from the increase in the Tranche A Commitments as set forth on the Exhibit “H” attached hereto and (B) the representations and warranties made by the Borrower in Section 8 of the Credit Agreement shall be true and correct on and as of the date hereof with the same force and effect as if made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), (ii) the Borrower Debt Ratings assigned by S&P, Moody’s and DBRS to the Index Debt shall be equal to or better than their respective ratings of such Borrower’s Index Debt in effect as of the Effective Date (after giving effect to the incurrence of the Commitment increase), and (iii) the Administrative Agent shall have received a compliance certificate certifying and showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent) that (A) each of the conditions set forth in the preceding clauses (i) and (ii) have been satisfied and (B) on a historical pro forma basis (after giving effect to the incurrence of the Commitment increase) as of the last day of the most recently completed Six Month Period with respect to which, pursuant to Section 9.1 of the Credit Agreement, financial statements have been, or are required to have been, delivered by the Borrower, the Borrower would be in compliance with Section 9.10 of the Credit Agreement as of the last day of such Six Month Period;

(c)	the Administrative Agent shall have received a written confirmation from HMC that, upon and after the increase in the Tranche A Commitments set forth on Exhibit “H” attached hereto, all Accommodations Outstanding and all interest under the Credit Agreement, as amended hereby, will constitute “Debt” as such term is used in the HMC Support Agreement, together with the certifications provided by the Borrower pursuant to Section 7.2(d) of the Credit Agreement; and

(d)	the Administrative Agent shall have received all fees to be mutually agreed between the Borrower and the Administrative Agent.

Section 8	Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 9	Counterparts.

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 10	Severability; Headings Descriptive.

In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

HONDA CANADA FINANCE INC., as Borrower

By:	/s/ Harald Ladewig
Name:	Harald Ladewig
Title:	Vice President – Treasurer & Controller

By:	/s/ Jean-Marc Leclere
Name: Jean-Marc Leclere
Title: Vice President – Secretary & Risk Officer

CANADIAN IMPERIAL BANK OF COMMERCE, as Administrative Agent

By:	/s/ Raj Khanna
Name: Raj Khanna
Title: Executive Director

By:	/s/ Sheryl Holmes
Name: Sheryl Holmes
Title: Managing Director

Exhibit “H”

COMMITMENTS

Bank	Tranche A Commitment	Tranche B Commitment
Canadian Imperial Bank of Commerce	$155,000,000	$155,000,000
Royal Bank of Canada	$155,000,000	$155,000,000
Bank of Montreal	$155,000,000	$155,000,000
Bank of Tokyo-Mitsubishi UFJ (Canada)	$125,000,000	$125,000,000
The Toronto-Dominion Bank	$125,000,000	$125,000,000
Mizuho Bank, Ltd., Canada Branch	$85,000,000	$85,000,000